PETROBRAS ARGENTINA S.A.

Buenos Aires, November 10, 2016

Messrs.

COMISIÓN NACIONAL

DE VALORES

MERCADO DE VALORES

DE BUENOS AIRES

Dear Sirs:

This is to inform you that at the meeting held on November 9, 2016 the Company’s Board of Directors approved the financial statements as of September 30, 2016.

The following data result from the above mentioned financial statements:

1) Composition of results for the nine-month period ended September 30, 2016:

(in millions of pesos)

2) Composition of Shareholders’ Equity as of September 30, 2016:

(in millions of pesos)

3) Number of shares held by the Company’s controlling shareholder or group:

4) Petrobras Participaciones S.L. is the controlling company of Petrobras Argentina S.A., with an equity interest of 67.1933% as of September 30, 2016. The registered office of Petrobras Participaciones S.L. is Calle Coello n° 78, Madrid, Spain. Petrobras Participaciones S.L. is a wholly owned subsidiary of Pampa Energía S.A., an Argentine energy company.

Sincerely yours,

María Agustina Montes

Responsible of Market Relations